September 9, 1996


VIA TELEFAX:  (630) 527-8392.

Mr. Colin M. Cohen
2105 Keim Drive
Naperville, Illinois  60565

Dear Colin:

      This will confirm the terms and conditions under which The Fairchild Corporation is offering to employ you as a Senior Vice President - Business Development and Finance, until such time as the current Chief Financial Officer resigns as Chief Financial Officer, at which time you will become Chief Financial Officer and retain your title as Senior Vice President - Business Development and Finance. This agreement is subject to the approval of the Board of Directors and the Compensation and Stock Option Committee of The Fairchild Corporation.

Parties:     The Fairchild Corporation ("Fairchild") and Colin M. Cohen.  All
references to "you" shall mean Colin M. Cohen.

Position:     Your position will be Senior Vice President - Business Development and Finance, and Chief Financial Officer, reporting directly to the Chief Executive Officer.

Compensation:     Your base salary ("base salary") will be at a rate not less than $225,000 per year, payable bi-weekly in accordance with Fairchild's usual payroll policies. Commencing as of July 1, 1996, you will be eligible to participate in Fairchild's Executive Incentive Compensation Plan, and to receive additional compensation ("incentive bonus") at a factor of 50% of your base salary, your base salary as of the first day of each fiscal year being the benchmark for such computation for the entire fiscal year, irrespective of any increase in base salary during such fiscal year. Subject to


Compensation
[Cont.]:      termination for cause, your incentive bonus for fiscal 1997 shall in no event be less than $112,500, irrespective of whether targets are met. In addition to the incentive bonus, you will be entitled to receive such special bonuses as shall be approved from time to time by Fairchild's Stock Option and Compensation Committee (the "Compensation Committee").

Your base salary will be reviewed annually by the Compensation Committee, and increases, if any, to your base salary will be at the discretion of the Board of Directors.

Stock Options:     You will be granted an option to acquire up to 50,000 shares of Class A Common Stock of Fairchild, in accordance with the 1986 Non-Qualified and Incentive Stock Option Plan of Fairchild, as amended (the "1986 Stock Option
Plan), subject to the approval of the Compensation Committee, Fairchild's Board of Directors and the approval of its shareholders of the extension of the 1986 Stock Option Plan; provided, however, that notwithstanding the provisions of the 1986 Stock Option Plan, options to acquire 25,000 shares shall be deemed vested immediately upon grant, 12,500 shall be deemed vested upon the first anniversary of grant, and 12,500 shall be deemed vested on the second anniversary of grant.

Additional

Stock Options:     While you are in the employ of Fairchild, you may be granted additional stock option awards under the 1986 Stock Option Plan, as determined from time to time by the Compensation Committee.

Lost Compensation
Reimbursement:    Fairchild acknowledges that in accepting Fairchild employment at this time, you will be forfeiting substantial compensation to which you would otherwise be entitled. To recompense you

Lost Compensation
Reimbursement
[Cont.]:    for such compensation, Fairchild shall pay you $150,000 upon commencement of the Initial Term (hereinafter defined). The obligations of Fairchild under this section are absolute and unconditional, and will survive your death or disability, or the termination of your Fairchild employment, for any reason (whether such termination is during or after the term of your employment).

Automotive
Allowance:     You will be eligible to participate in the Fairchild Executive
Automobile Ownership Plan at a reimbursement rate ($650 per month) equal to that of other senior officers of Fairchild, other than the Chief Executive Officer.

Reimbursement
Of Business
Expenses:     Fairchild will reimburse you for reasonable business-related expenses that you incur in connection with the performance of your duties to Fairchild. Reimbursement for travel expenses shall be consistent with Fairchild's policies, with such exceptions as the Chief Executive Officer may, from time to time, approve.

Supplementary
Executive
Retirement Plan:     You shall be entitled to participate in Fairchild's
Supplementary Executive Retirement Plan (the "SERP"). Notwithstanding the provisions of the SERP, for purposes of determining years of service with Fairchild, you shall be credited with two years of service for each of the first ten years you remain an active Fairchild employee, but the foregoing shall not affect vesting requirements which shall remain in accordance with the SERP.

     Other Benefits:     You will be eligible to participate in all Fairchild
employee benefit plans including Fairchild's Group Health Insurance Plan, Fairchild's Pension Plan, Fairchild's Retiree Medical Plan, Fairchild's


Other Benefits
[Cont.]:     Long Term Disability Plan, and Fairchild's Savings Plan (401(k)),
and to receive Fairchild paid group life insurance (up to three times base salary), and to participate in Fairchild's Executive Life Insurance Plan, pursuant to which you will have the option to obtain additional insurance on terms and conditions no less favorable to you than the terms and conditions on which any other executive, other than the Chief Executive Officer, has obtained such insurance.

Physical
Examination:     You will be entitled to go to the Greenbrier Clinic for an annual physical examination at Fairchild expense.

Vacation:
You will be entitled to not less than four weeks vacation per year, in accordance with the Fairchild vacation policy, as the same shall be amended from time to time. In no event, however, will any such amendment diminish the aggregate amount of vacation to which you are entitled in each year to less than four weeks. Fairchild agrees that, for the calendar year 1996, you shall be entitled to receive up to three weeks of vacation, which may be taken at any time after the commencement of the Initial Term.

Board
Nomination:     You will be nominated to serve on the Board of Directors of
Fairchild and such other subsidiaries and affiliates of Fairchild as you deem appropriate for the performance of your duties.

Relocation:     You will be entitled to participate in the Fairchild Relocation
Plan, under which, so long as you are a Fairchild employee at the time you incur any of the relocation expenses contemplated by this section, Fairchild will (i) reimburse you for reasonable moving expenses from Naperville, Illinois, to an area reasonably proximate to Fairchild's corporate offices in Chantilly, Virginia, i.e. the Greater Washington D.C. Metropolitan area ("Fairchild's Environs"), which reasonable moving expenses will include all


Relocation
[Cont.]:     expenses in respect of the packing and transporting of all of your family's household effects and two automobiles from your current residence (the "Naperville House") to your new residence in Fairchild's Environs, (ii) provide you with a "drapery allowance", (iii) pending your family's move from the Naperville House to Fairchild's Environs, but in no event beyond April 30, 1997, reimburse you for temporary living/travel expenses incurred by you and your immediate family, (iv) if you acquire a new residence in Fairchild's Environs prior to selling the Naperville House, Fairchild will make utility, monthly mortgage and real estate tax payments on the Naperville House until you sell the Naperville House, but not for more than seven months, (v) reimburse you for reasonable closing costs (including brokerage, commission and reasonable attorneys' fees) in connection with the sale of the Naperville House, and (vi) reimburse you for reasonable title closing and financing closing costs (including mortgage origination fees or discounts, i.e. "points", so called, not to exceed one point) in connection with your purchase of a primary residence in Fairchild's Environs. If any amount paid or reimbursed to you pursuant to this section is subject to income tax, Fairchild will pay you an additional amount such that the net amount received by you, after the payment of such taxes (and additional taxes attributable to such payment), are the amounts set forth in this section; subject to confirmation by Fairchild's
Tax Counsel and/or Tax Auditors, your determination of the additional amount required to be paid to you pursuant to this sentence will be conclusive. Fairchild agrees to withhold from any reimbursement of relocation expenses that may constitute taxable income to you, such amount as may be required by law.

Term:     The initial term of your employment shall commence as of the date you are formally placed on Fairchild's payroll (which date is anticipated to be October 1, 1996), and ending September 30,

Term [Cont.]:     1999 (the "Initial Term").  Unless sooner terminated pursuant to the terms hereof, commencing on October 1, 1999, and on each anniversary thereafter, the term of your employment shall automatically be extended for one additional year ("extended term") unless, not later than 180 days preceding such date, you or Fairchild shall give written notice to the other that you or it does not wish to extend the term of employment for such additional one year period.

Termination:     If at any time during the Initial Term, Fairchild shall
terminate your employment for reasons other than Cause (hereinafter defined), or if you terminate your employment for Good Reason (hereinafter defined), you or your estate will be entitled post-termination to a continuation of your base salary, at its then current rate, through and until the later of (i) the end of the Initial Term, or (ii) a period of twenty-four (24) months from the date of the notice of termination (which date of the notice shall be deemed and hereinafter referred to as the "effective date of termination"). Further, you will be entitled to the incentive bonus, if any, which you would have been paid (but for such termination), during the period post the effective date of termination during which your base salary is continued, pro rated for any partial fiscal year.

If Fairchild elects not to extend the term of your employment for any additional one year period for any reason other than Cause, or if your employment shall be terminated during any extended term, either by Fairchild for any reason other than Cause, or by you for Good Reason, you or your estate shall be entitled to receive as severance, the continuation of your base salary for a period of twenty-four months from the effective date of termination, and shall be entitled to the incentive bonus, if any, during the period post the effective date of termination during which your base salary is continued, pro rated for any partialfiscal year.


Termination
[Cont.]:     Upon any termination, either by Fairchild for any reason other than
Cause, or by you for Good Reason, you will be entitled to continue to participate in Fairchild's Group Health Insurance Plan, and Fairchild's
Group Life Insurance Plan, for a period of one year after the effective date of termination. Thereafter, you will be eligible for COBRA benefits.

These termination payments and benefits shall be in full settlement of any claim you may have to compensation in any form, except for your Relocation Expenses and Lost Compensation Reimbursement.

Change of
Control:     As a senior officer of Fairchild, you will be covered by a "Change in Control" provision including the same "triggers", and at the same level as other senior officers of Fairchild, other than the CEO, a copy of which is attached as Schedule A. Following a Change of Control, if you are the prevailing party in a suit or proceeding against Fairchild, or its successors, to enforce your rights under this Agreement, you shall be entitled to recover from Fairchild, your reasonable attorneys' fees and other costs and expenses in connection with such suit or proceeding.

Parachute
Payments:     In no event shall any amounts payable pursuant to this letter agreement which are deemed to constitute "parachute payments" (as defined in Section 280G of the Internal Revenue Service Code, as amended (the "Code"), when added to any other payments which are deemed to constitute "parachute payments", as defined in the Code, exceed 2.99 times your "base amount" (as defined in the Code).

Duties:     As Chief Financial Officer and Senior Vice President - Business
Development and Finance, you shall perform such duties, reasonably


Duties [Cont.]:     consistent with your position as Chief Financial Officer and
Senior Vice President - Business Development and Finance, as you shall be directed to perform by the Chief Executive Officer and/or the Board of Directors. These duties shall include, but not be limited to, administrative direction of financial and strategic business operations conducted from Fairchild's facility in Chantilly, Virginia, having direct authority over treasury, corporate financial (including all capital markets), accounting, planning and, subject to the overriding authority of the Chief Executive Officer, strategic development functions of Fairchild and participation in the development of new projects for Fairchild. You acknowledge that your office will require your fulltime efforts and attention, and that you shall not, during the Initial Term or any extension, engage in any other business activity, whether or not such other business activity is for your own behalf or for any other person, firm, corporation or other entity (together, a "Person") and whether or not such other Person is in competition with Fairchild. Notwithstanding the foregoing, you shall be allowed to manage and oversee passive investments in noncompeting businesses, provided that such management and oversight does not interfere with the performance of your duties for Fairchild. In addition, you shall have discretion to perform such other duties as are required by law.

Confidentiality:     You shall enter into a Confidentiality Agreement and an
Agreement to Assign to Fairchild inventions and designs, whether patentable or not, conceived or improved by you during the Initial Term or during any extension thereof.

Cause:     Your employment may be terminated by Fairchild at any time for Cause, which is hereby defined as (i) conduct, at any time, which has involved criminal dishonesty, conviction of any felony, or conviction of any lesser crime or

Cause [Cont.]:     offense involving the property of Fairchild, or any of its subsidiaries or affiliates, significant conflict of interest, misappropriation of any money or other assets or properties of Fairchild, or that of its subsidiaries or affiliates, (ii) willful violation in any material respect of specific and written lawful directions from the Fairchild's CEO or its Board of Directors, that are consistent with the duties of your office, or willful misconduct or gross negligence in connection with the performance of any of your material duties, (iii) chronic alcoholism or drug addiction, (iv) any other acts or conduct which would constitute a material breach of your obligations to Fairchild, and (v) your death, or your disability as defined pursuant to Fairchild's Long Term Disability Plan.

Good Reason:     "Good Reason" is hereby defined as any of the following, if undertaken without Cause: (i) breach by Fairchild of any material provision of this Agreement, unless such breach is remedied with reasonable promptness, following written notice from you; (ii) failure by the Board of Directors, at any time, to elect you to, or your removal at any time from, the office of Chief Financial Officer, or the office of Senior Vice President - Business Development and Finance; (iii) diminution in the material duties of your office, or interference in the performance of your material duties with Fairchild, unless the same is remedied, following written notice from you.

Move to
Fairchild Environs:     You agree that you will establish for you and your
family your primary residence in Fairchild's Environs, within a reasonable period of time following execution of this Agreement.

Indemnification:     Fairchild agrees to indemnify you and hold you harmless
from, actions, suits or proceedings, in accordance with the lawful provisions of its by-laws, as the same shall be amended and in effect from time to time. Conflicting
Arrangements:     You represent and warrant to Fairchild that there is no
agreement to which you are a party or under which you are bound which would prohibit your employment by Fairchild, or which would in any other manner interfere with the performance by you of your duties for Fairchild, its affiliates and subsidiaries.

Governing Law:     Our understandings shall be governed by the laws of the
Commonwealth of Virginia, exclusive of its choice of law provisions.

Binding Effect:     This Agreement supersedes all prior negotiations and
represents the entire Agreement of the parties, and our signatures hereon will bind us hereto. This Agreement inures to the benefit of Fairchild, its successors and assigns, and will be binding upon, and enforceable against, Fairchild and its successors, including any successor by merger or consolidation, and any entity or entities that acquire all, or substantially all, of Fairchild's assets. This Agreement will inure to the benefit of, and be enforceable by you and your heirs, legatees, executors, and personal representatives and, to the extent that they are entitled to receive any compensation, benefit or payment or reimbursement under any provision of this Agreement, your spouse and any other beneficiary; provided, however, that after your acceptance of this Agreement, you will have the right at any time to amend, modify or terminate this Agreement and any provision hereof (including any provision of this Agreement granting any rights to your spouse or any other beneficiary), without the consent or approval of your spouse or any other beneficiary.
If the foregoing is acceptable to you, please sign and return a copy to me. Welcome aboard!

Very truly yours,



Donald E. Miller
Senior Vice President,
Corporate Secretary and
General Counsel


Accepted:

Colin M. Cohen
Dated:  September 9, 1996.


DEM/cdd
DEM\COLINCO3.doc

                             SCHEDULE A

     If a "change of control" (as defined in the attached Exhibit A) of Fairchild occurs during a three year period from the date of this letter while you are still an employee of Fairchild, you shall be entitled to receive a sum equal to two times your then current total annual compensation (including base salary and incentive compensation target, earned or unearned), payable one-half on the date of change of control (the "first change of payment") and, as long as your employment continues, one-half over a one year period in four equal quarterly installments, commencing three months after the date of change of control (the "second change payments"), except that in the event of your employment is terminated without cause during said one year period (or, in the event you terminate your employment during said one year period for "good reason", as defined below), you shall be entitled to receive immediately the first change payment (if not already paid), any second change payments accrued to date of termination but not yet paid, and the severance payment, if applicable, referred to in the section of this letter entitled "Termination", but shall not be entitled to any further second change payments not then due and payable. For purposes of this section only, "good reason" includes any action by Fairchild (or a successor company) which results in a reduction in your compensation, position, authority, duties or responsibilities, such that your senior management opportunities are substantially lessened, or which results in your primary place of employment being relocated more than 35 miles from the current Dulles Airport location. No sum payable to you upon change of control shall limit or affect your entitlement to base salary or incentive compensation for all periods during which you are employed by Fairchild.